Exhibit 99.1

Q BioMed Inc Announces Acquisition of Cancer Pain Drug Metastron™ from GE Healthcare

Strategic Acquisition Gives Company Ownership of Brand Name Drug and Related Market Authorizations in 22 Countries in Which Metastron™ is Already Registered and Approved for Sale

Q BioMed Inc. (OTCQB: QBIO), a biotechnology acceleration company, is pleased to announce that it has entered into agreement to acquire the metastatic skeletal cancer palliation drug, Metastron™, from GE Healthcare.

The agreement gives Q BioMed ownership of the brand, trademarks and market authorizations in 22 countries. In addition, all historical and current sales and distribution data related to those market authorisations will be assigned or transferred to Q BioMed to allow for as seamless a transition as possible in all markets.

Q BioMed CEO Denis Corin said of the deal, "This is a major deal for Q BioMed. Strategically, it affirms our belief in this drug as an effective and underutilized non-opioid therapy for the treatment of debilitating pain associated with skeletal cancer metastases. Importantly, as we enter this market, we will now have access to all information related to Metastron in 22 countries in which the drug is already approved for sale." Mr. Corin continued, "This gives us a tremendous springboard to accelerate our revenue potential and establishes a formidable barrier to entry as we grow this market. With regards to the market, it is important to note that our focus is not on the short-term horizon, but rather on the long-term strategic initiative as we look 2 and 5 years down the road at expanding the therapeutic scope for the drug."

The acquisition agreement with GE Healthcare covers the purchase of the radiopharmaceutical drug Metastron™ and all related intellectual property (IP) including, but not limited to the brand, sales and distribution data, patent, trademark and market authorizations for Metastron in 22 countries in exchange for an undisclosed upfront payment, one milestone payment based on sales and a single digit royalty for 15 years. The first commercial sale of Metastron is expected to occur after the successful transfer or assignment of all IP, material sales and distribution data, technical transfer and establishment of manufacturing capabilities to be made by Q BioMed under the appropriate regulatory filings required by the jurisdictions in which Metastron is sold.  The complete transfer and establishment of approved manufacturing facilities will take several months with the relevant international health authorities.

Q BioMed looks forward to updating shareholders and all stakeholders as we advance through the transaction and more importantly, we look forward to providing this drug to the thousands of patients around the world who may depend on it well into the future.

Please visit http://www.QBioMed.com and sign up for regular updates and additional information and see our 8-K filed today.

Follow us on Social Media @QBioMed

About Q BioMed Inc.

Q BioMed, Inc. is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q BioMed is dedicated to providing these target assets the strategic resources, developmental support and expansion capital they need to meet their developmental potential so that they can provide products to patients in need.

Please visit www.qbiomed.com and sign up to receive regular updates. Follow us on social media @QBioMed.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: inspection of the proposed third-party manufacturing facility by the FDA or other comments or requests from the FDA in connection with the above mentioned regulatory filing; failure of the proposed third-party manufacturing facility to pass an inspection by the FDA; regulatory risks; risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:
Denis Corin
CEO
Q BioMed Inc.
+1-888-357-2435